Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined

Fixed Charges and Preferred Stock Dividend Requirements

(in thousands, except for ratios)

Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Loss before income taxes	$(39,917)	$(125,156)	$(53,316)	$(59,011)	$(93,666)	$(81,038)
Add: Fixed charges	9,138	12,542	12,415	13,263	13,433	10,743
Less: Capitalized interest	—	—	—	—	—	(832)

Earnings, as defined	$(30,779)	$(112,614)	$(40,901)	$(45,748)	$(80,233)	$(71,127)

Interest expense	$7,645	$10,331	$10,465	$10,679	$9,885	$5,360
Capitalized interest	—	—	—	—	—	832
Estimated interest portion of rental expense	1,493	2,211	1,950	2,584	3,548	4,551

Fixed charges	$9,138	$12,542	$12,415	$13,263	$13,433	$10,743

Deficiency of earnings to fixed charges	$(39,917)	$(125,156)	$(53,316)	$(59,011)	$(93,666)	$(81,870)

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Earnings, as defined (from above)	$(30,779)	$(112,614)	$(40,901)	$(45,748)	$(80,233)	$(71,127)
Preferred stock dividend requirements	—	—	—	4	100	230

Earnings, as defined	$(30,779)	$(112,614)	$(40,901)	$(45,744)	$(80,133)	$(70,897)

Fixed charges (from above)	$9,138	$12,542	$12,415	$13,263	$13,433	$10,743
Preferred stock dividend requirements	—	—	—	4	100	230

Combined fixed charges and preferred stock dividend requirements	$9,138	$12,542	$12,415	$13,267	$13,533	$10,973

Deficiency of earnings to combined fixed charges and preferred stock dividend requirements	$(39,917)	$(125,156)	$(53,316)	$(59,011)	$(93,666)	$(81,870)

Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	N/A	N/A

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, including amortization of debt issuance costs, and estimated interest within rental expense. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.